EXECUTION COPY

================================================================================

                            STOCK PURCHASE AGREEMENT

                               September 12, 2000

================================================================================

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of September 12, 2000, by and among the parties listed on Schedule A (each a "Seller" and collectively, the "Sellers") and Reliance Security Group plc, a company organized under the laws of England and Wales (the "Purchaser").

                                   WITNESSETH

      WHEREAS, the Sellers Beneficially Own (as hereinafter defined) the number of shares of Common Stock, $.0001 par value (the "Common Stock") and Series A Preferred Stock, $.0001 par value (the "Preferred Stock"), of Command Security Corporation, a New York Corporation (the "Company"), set forth opposite each Seller's name on Schedule A annexed hereto (the "Shares");

      WHEREAS, certain of the Sellers Beneficially Own the number of warrants to purchase shares of Common Stock of the Company set forth opposite that Seller's name on Schedule A annexed hereto (the "Warrants");

      WHEREAS, the Sellers, individually and not as a group, desire to sell and transfer, and the Purchaser desires to purchase and acquire from Sellers, all right, title and interest in and to the Shares and Warrants (the "Acquisition");

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. AGREEMENT TO SELL AND PURCHASE.

            1.1 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Sellers, individually and not jointly, shall convey, sell, transfer, assign and deliver to the Purchaser, and Purchaser shall purchase and accept from the Sellers, all of the Shares of Common Stock and Preferred Stock Beneficially Owned by the Sellers (the "Transaction Shares") and Warrants, which shall not be less than 770,414 Shares of Common Stock and 9,877.07 Shares of Preferred Stock, and 300,000 Warrants; provided all Shares owned of record by the Sellers and their affiliates and the plaintiffs in the action entitled Rosan et al. v. Vassell, New York State Supreme Court, County of New York, Index No. 606166/97 (the "Litigation") shall be sold to the Purchaser.

            1.2 Purchase Price and Allocation. The purchase price (i) per Transaction Share of Common Stock shall be $2.20, (ii) per Transaction Share of Preferred Stock shall be $2.20 multiplied by the number of shares of Common Stock issuable upon conversion of such Share of Preferred Stock, and (iii) per Warrant shall be $2.20 per share of Common Stock issuable upon exercise of each Warrant (each a "Warrant Share") less the exercise price per Warrant Share of each Warrant. The aggregate purchase price for the Shares and Warrants shall be $5,976,888.30

(assuming discretionary authority is not withdrawn over any Shares), allocated among the Sellers in accordance with the allocation set forth on Schedule A annexed hereto (the "Purchase Price Allocation") and shall be paid in immediately available funds.

      2. CLOSING.

            The closing of the sale and purchase of the Transaction Shares and Warrants under this Agreement (the "Closing") shall take place as soon as practicable after the satisfaction of the conditions set forth in Section 5. The Closing shall take place at the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022. The date and time of the Closing is hereinafter referred to as the "Closing Date").

      3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

            In order to induce the Purchaser to enter into this Agreement and to perform its obligations hereunder, each Seller, as to himself or to itself only, makes the following representations and warranties to the Purchaser.

            3.1 Ownership of Shares.On the date hereof, the Seller is the record holder of or Beneficially Owns (as hereinafter defined) the Shares and Warrants. The Seller has power of disposition, power of conversion and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to revocation and termination rights under state law, applicable state and federal securities laws, and the terms and conditions of discretionary agreements to which the Sellers may be subject and the terms of this Agreement. With respect to Shares over which discretionary authority has been granted to Sellers, such Shares are Beneficially Owned or owned of record by Persons (as hereinafter defined) with whom a Seller has had a pre-existing relationship.

On the Closing Date, the Seller will be the record holder of or will Beneficially Own (as hereinafter defined) the Transaction Shares and Warrants. The Seller will have power of disposition, power of conversion and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Transaction Shares, with no limitations, qualifications or restrictions on such rights, subject to revocation and termination rights under state law, applicable state and federal securities laws, and the terms and conditions of discretionary agreements to which the Sellers may be subject and the terms of this Agreement.

            For purposes of this Agreement, "Beneficially Own" "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person (as defined below) shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act. No representation or warranty is made hereby that the Sellers constitute a "group" as within the meaning of
Section 13(d)(3) of the Exchange Act.

            "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

            3.2 Power; Binding Agreement. The Seller has the legal capacity, power and authority to enter into and perform all of the Seller's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Seller will not violate any other Agreement to which Seller may be a party, but is subject to any outstanding discretionary agreement to which such Seller may be party, including the right of the record owner of the Shares to withdraw such discretion at any time. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity and discretion of the court before which any proceedings seeking injunctive relief or specific performance may be sought. If the Seller is married and the Seller's Shares and/or Warrants Beneficially Owned by him (exclusive of Shares Beneficially Owned by virtue of discretionary authority) constitute community property, this agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Seller's spouse, enforceable against such Person in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity and discretion of the court before which any proceedings seeking injunctive relief or specific performance may be sought.

            3.3 No Encumbrances. When the Transaction Shares and Warrants are delivered by the Seller in accordance with this Agreement, the Purchaser will receive valid title to the Transaction Shares and Warrants purchased by it hereunder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (collectively, "Liens").

            3.4 No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state, local or federal or foreign public body or authority or any other party is necessary for the execution of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby; provided that the parties understand that certain filings, including but not limited to a Schedule 13D, must be made to the Securities and Exchange Commission (the "Commission") in order to be in compliance with Federal securities laws. Neither of the execution and delivery of this Agreement by the Seller, the consummation by the Seller of the Acquisition or the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof shall, in a manner which would be material and adverse to the ability of the Seller to consummate the Acquisition or the transactions contemplated hereby or to comply with the terms hereof (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Seller is a party or by which the Seller or any of the Seller's properties or assets may be bound, other than that certain Shareholders Voting Agreement, dated as of the 8th day of March, 1995, as amended, by and among William C. Vassell, Gordon Robinett, Lloyd H. Saunders III, Peter Kikis, Thomas Kikis, Steven B. Sands, Peter G. Nekos and Gregory J. Miller, which must be revoked as a condition to Purchaser's obligation to close under this Agreement or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Seller or any of the Seller's properties or assets; provided, however, that no representation or warranty is made with respect to any actions required to be taken by Purchaser under applicable law as a result of the transactions contemplated hereby.

            3.5 Broker's Fees. Except for fees paid to Peter Kikis, the Seller represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein.

      4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

            The Purchaser hereby represents and warrants to the Sellers as follows:

            4.1 Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of England and Wales and has all requisite corporate power and authority to own, lease and operate its properties and carry its business in the places where such properties are now owned, leased or operated or where such business is now being conducted

            4.2 Power; Binding Agreement. The Purchaser has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Purchaser will not violate any other Agreement to which the Purchaser is a party. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity and discretion of the court before which any proceedings seeking injunctive relief or specific performance may be sought.

            4.3 No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state, local or federal or foreign public body or authority or any other party is necessary for the execution of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby. Neither the execution and delivery of this Agreement by the Purchaser, the consummation by the Purchaser of the Acquisition or the transactions contemplated hereby nor compliance by the Purchaser with any of the provisions hereof shall, in a manner which would be material and adverse to the ability of the Purchaser to consummate the Acquisition or the transactions contemplated hereby or to comply with the terms hereof (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Purchaser is a party or by which the Purchaser or any of the Purchaser's properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Purchaser or any of the Purchaser's properties or assets; provided, however, that no representation or warranty is made with respect to any actions required to be taken by Seller under applicable law as a result of the transactions contemplated hereby.

            4.4 Broker's Fees. Except for fees paid to Peter Kikis, the Purchaser represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly from the Purchaser in connection with the transactions contemplated herein.

            4.5 Investment Representations. The Purchaser is acquiring the Transaction Shares and Warrants as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Transaction Shares or any part thereof. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell or transfer to such Person or to any third person, with respect to any of the Transaction Shares or Warrants. At the time the Purchaser was offered the Shares, it was, and at the date hereof it is, and at each exercise date under the Warrants, it will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transaction Shares and Warrants, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Transaction Shares and Warrants and, at the present time, is able to afford a complete loss of such investment. The Purchaser's overall commitment to investments which are not readily marketable is not excessive in view of its net worth and financial circumstances and the purchase of the Transaction Shares and Warrants will not cause such commitment to become excessive. The Purchaser acknowledges it (i) has reviewed or had the opportunity to review all of the Company's periodic reports under the Exchange Act, (ii) has had access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) has had the opportunity to obtain such additional information that is necessary to make an informed investment decision with respect to the investment. The Purchaser is not purchasing the Transaction Shares and Warrants as a result of or subsequent to any advertisement, article, notice or other communication regarding the Transaction Shares and Warrants published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement. The Purchaser understands and acknowledges that (i) the Transaction Shares and Warrants are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption, depends in part on, and the Sellers will rely upon the accuracy and truthfulness of, the foregoing representations and the Purchaser hereby consents to such reliance. The Purchaser understands that certain of the Transaction Shares and the Warrants are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold such Transaction Shares and Warrants indefinitely unless they are registered with the Commission and qualified by applicable state authorities, or an exemption from such registration and qualification requirements is available.

            4.6 Purchaser represents and acknowledges that no Seller has made any representation or warranty with respect to the business, operations, condition (financial or otherwise), or prospects of the Company.

      5. CONDITIONS TO CLOSING; COVENANTS WITH RESPECT TO CLOSING

            5.1 Conditions to Purchaser's Obligations at the Closing. The Purchaser's obligations to purchase the Transaction Shares and Warrants at the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser in its sole discretion):

                  (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Sellers in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Sellers shall have performed all obligations, agreements and conditions herein required to be performed or observed by it on or prior to the Closing.

                  (b) Consents, Permits, and Waivers. The Company and Sellers shall have obtained any and all consents, permits and waivers necessary for consummation of the transactions contemplated by the Agreement (except for such as may be properly obtained subsequent to the Closing), including, without limitation, the necessary approval of the Company's shareholders of the warrant, substantially in the form attached hereto as Exhibit A (the "Company Warrant"), entitling the Purchaser to purchase from the Company such number of shares of Common Stock equal to 20% of the outstanding Common Stock on a fully-diluted basis taking into account the exercise of all stock options, warrants and rights to acquire shares of Common Stock outstanding on the Closing Date, conversion of all shares of Preferred Stock outstanding on the Closing Dated and the exercise of the Company Warrant and any warrant issued to William Vassell. The Company shall have used its best efforts to obtain the approval of the Company's Shareholders of the amendment to the Company's Certificate of Incorporation substantially in the form attached hereto as Exhibit B (the "Charter Amendment"). In furtherance of obtaining the shareholder approval of the Company Warrant and Charter Amendment, certain of the Sellers shall have executed on the date hereof the voting agreement substantially in the form attached hereto as Exhibit C (the "Voting Agreement").

                  (c) Compliance Certificate. Each Seller shall have delivered to Purchaser a compliance certificate, executed by the Seller, dated the Closing Date, to the effect that the conditions specified in subsection (a) and (b) of this Section 5.1 have been satisfied.

                  (d) Instruments of Transfer. Sellers shall have delivered to the Purchaser the stock certificates for the Transaction Shares, Warrants or Warrant certificates, stock powers and other documents of transfer, conveyance and assignment in form and substance reasonably satisfactory to the Purchaser and Purchaser's counsel required to transfer all of Sellers' right, title and interest in and to the Transaction Shares and Warrants to Purchaser and to vest in Purchaser good and marketable title to the Transaction Shares and Warrants free and clear of all Liens.

                  (e) Company Warrant. The Company Warrant shall have been executed by the Company and delivered to the Purchaser.

                  (f) Listing of Shares Underlying Company Warrant. The Company shall file an application to cause the shares of the Company's Common Stock to be issued upon exercise of the Company Warrant to be approved for listing on the Nasdaq Small Cap Market and pay all requisite fees with respect thereto.

                  (g) Registration Rights Agreement. The registration rights agreement in the form attached hereto as Exhibit D (the "Registration Rights Agreement") shall have been executed and delivered by the parties thereto and shall be in full force and effect.

                  (h) Shareholders' Agreement. The shareholders' agreement in the form attached hereto as Exhibit E (the "Shareholders' Agreement") shall have been executed and delivered by the parties thereto and shall be in full force and effect.

                  (i) Employment Agreement. The employment agreement between the Company and William C Vassell engaging Mr. Vassell to serve as Chairman of the Board and Chief Executive Officer of the Company, in the form attached hereto as Exhibit F (the "Employment Agreement") shall have been executed and delivered by the parties thereto and shall be in full force and effect.

                  (j) Charter Amendment. If approved by the Company's Shareholders, the Charter Amendment shall have been filed with the Secretary of State of New York.

                  (k) Corporate Documents. The Company shall have delivered to Purchaser or its counsel, copies of all corporate documents of the Company as Purchaser shall reasonably request.

                  (l) Termination of Shareholders Voting Agreement. That certain Shareholders Voting Agreement dated as of the 8th day of March, 1995 by and among William C. Vassell, Gordon Robinett, Lloyd H. Saunders III, Peter Kikis, Thomas Kikis, Steven B. Sands, Peter G. Nekos and Gregory J. Miller, shall have been terminated pursuant to a termination agreement substantially in the form attached hereto as Exhibit G.

                  (m) Term Loan Facility. The Company shall have entered into an additional $2.25 million term loan facility.

                  (n) Operating Licenses. The Company shall have used its best efforts to cause all government licenses, permissions, consents, approvals or authorizations necessary for the conduct of the Company's business as being conducted by it as of the Closing Date to be registered in the name of an officer or employee of the Company other than, or in addition to, William C. Vassell.

                  (o) Dismissal of Litigation. The Company and the Sellers shall have obtained a dismissal of (i) all claims brought by the Sellers, their affiliates and each other plaintiff in the Litigation and (ii) the receiver appointed in connection with such action. In furtherance of obtaining such dismissal, each Seller has executed on the date hereof a stipulation (the "Stipulation"), a copy of which is attached hereto as Exhibit H.

                  (p) Nasdaq Listing. The Company's Common Stock shall continue to be listed on Nasdaq Small Cap Market or any national securities exchange.

                  (q) Board of Directors. Each of Messrs. Snitow, Robinett, Thomas Kikis, Peter Kikis, Saunders and Sands shall have resigned as a member of the Board of Directors of the Company. The authorized size of the Board of Directors of the Company shall have been reduced to seven (7) members and the Board shall consist of William C. Vassell, Gregory Miller, Peter Nekos, Geoff Haslehurst, Graeme Halder, Ken Allison and the director to be mutually agreed upon in writing by William Vassell and the Purchaser in accordance with the terms of the Shareholders Agreement.

                  (r) Directors' and Officers' Insurance. The Company shall have in full force and effect directors' and officers' liability insurance from established and reputable insurers in an amount not less than $2,000,000.

                  (s) Escrowed Shares. William V. Vassell shall have deposited 250,000 Shares of Common Stock into escrow pursuant to the Escrow Agreement, dated the date hereof, among William Vassell, the Purchaser and Proskauer Rose LLP.

                  (t) Injunctions or Restraints. No court of competent jurisdiction or other court, tribunal, arbitrator, authority, agency commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, or other political subdivision (a "Governmental or Regulatory Authority") shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Acquisition or the other transactions contemplated hereby.

                  (u) Proceedings and Documents. All corporate and other proceedings in connection with the Acquisition and transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                  (v) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any condition, change or effect that is materially adverse to the business, properties, prospects or condition (financial or otherwise) of the Company (a "Material Adverse Effect") and no facts or circumstances arising after the date of this Agreement shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            5.2 Conditions to Obligations of the Sellers. Each of the Sellers' obligation to issue and sell the Shares and Warrants at the Closing is subject to the satisfaction, on or prior to such Closing, of the following conditions (all or any of which may be waived in whole or in part by the Sellers):

                  (a) Representations and Warranties True. The representations and warranties in Section 4 made by the Purchaser shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if they had been made on and as of said date.

                  (b) Compliance Certificate. The Purchaser shall have delivered to each Seller a compliance certificate, executed by the Purchaser, dated the Closing Date, to the effect that the conditions specified in subsection (a) of this Section 5.2 have been satisfied.

                  (c) Performance of Obligations. The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Purchaser on or before the Closing.

                  (d) Delivery of Purchase Price. The Purchaser shall have delivered to each of the Sellers by wire transfer of immediately available funds or by certified or bank cashiers check made payable to each such Seller, the Purchase Price in the amount set forth opposite each Seller's name on Schedule A annexed hereto.

                  (e) Delivery of Finders Fee. The Purchaser shall have paid Peter Kikis a finders fee in an amount equal to (i) $.05 multiplied by (ii) the aggregate number of Shares of Common Stock plus the aggregate number of Shares of Common Stock issuable upon conversion of the Shares of Preferred Stock plus the number of Warrants sold by the Sellers to the Purchaser hereunder.

                  (f) Injunctions or Restraints. No Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Acquisition or the other transactions contemplated hereby.

                  (g) Proceedings and Documents. All corporate and other proceedings in connection with the Acquisition and transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Sellers and their counsel, and the Sellers and their counsel shall have received such counterpart originals or certified or other copies of such documents as they may reasonably request.

            5.3 Covenants Prior to Closing. Each of the parties hereto shall use its best efforts and shall cooperate fully with the other parties to satisfy the conditions to Closing set forth in Sections 5.1 and 5.2 and each of the parties agrees and covenants promptly to execute and deliver, or cause to be executed and delivered, such documents or instruments, in addition to those expressly required by this Agreement to be executed and delivered, as any of the other parties may reasonably deem necessary or desirable to carry out or implement any provision of this Agreement or the transactions contemplated hereby, including without limitation, all documents and instruments in addition to the Stipulation, as may be required to obtain a dismissal of the Litigation; provided that, with respect to the Shareholders, the agreements in this paragraph are made in their capacities as shareholders of the Company. Nothing in this Agreement shall have any effect or impact, or result in any liability to the Shareholders as a result of actions taken by them as directors of the Company.

      6. TERMINATION.

            6.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned

            (a) by written agreement of the Purchaser, on the one hand, and each Seller, on the other hand; or

            (b) upon notification to the non-terminating party by the terminating party:

                  (i) at any time after January 31, 2001 if the Acquisition shall have not been consummated on or prior to such date and such failure to consummate the Acquisition is not caused by a breach of this Agreement by the terminating party;

                  (ii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise preventing or prohibiting the Acquisition and such order shall have become final and non-appealable; or

                  (iii) if there has been a breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach is not curable, or, if curable, has not been cured within fifteen (15) days following receipt by the non-terminating party of notice of such breach from the terminating party.

            6.2 Effect of Termination. In the event of a termination of this Agreement pursuant to 6.1, this Agreement shall become void and there shall be no liability hereunder on the part of the any Seller or the Purchaser or their respective officers or directors; provided, however, that nothing contained in this Section 6.2 shall relieve any party from any liability for any breach of this Agreement.

      7. MISCELLANEOUS.

            7.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York as such laws are applied to agreements between New York residents entered into and performed entirely in New York.

            7.2 Survival. The representations and warranties made herein shall survive the closing of the transactions contemplated hereby for three years following the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of any Purchaser. All agreements contained herein shall survive the Closing until, by their respective terms, they are no longer operative.

            7.3 Indemnification.

                  (a) Each Seller, severally and not jointly, shall indemnify, defend and hold the Purchaser, its affiliates and respective officers, directors, partners (and the affiliates, officers, directors, partners, employees, agents, successors and assigns thereof), employees, agents, successors and assigns (each a "Purchaser Entity") harmless from and against all Losses (as defined below) incurred or suffered by a Purchaser Entity as a result of the breach of any of the representations, warranties, covenants or agreements made by such Seller in this Agreement or the Voting Agreement. The Purchaser, shall indemnify, defend and hold the Sellers, their affiliates and respective officers, directors, partners (and the affiliates, officers, directors, partners, employees, agents, successors and assigns thereof) employees, agents, successors and assigns (each, a "Seller Entity") harmless against all Losses incurred or suffered by a Seller Entity as a result of the breach of any of Purchaser's representations, warranties, covenants or agreements in this Agreement.

                  (b) For purposes of this Section 7.3, "Losses" shall mean each and all of the following items: claims, losses, liabilities, obligations, payments, damages, charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and reasonable fees, expenses and disbursements of counsel, consultants and other experts). Any payment (or deemed payment) by a Seller to the Purchaser pursuant to this Section 7.3 shall be treated for federal income tax purposes as an adjustment to the price paid by the Purchaser for the Shares and Warrants pursuant to this Agreement.

                  (c) A party seeking indemnification (the "Indemnified Party") under this Section 7.3 shall promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted, give to the party from whom indemnification is being sought (the "Indemnifying Party") a claim notice relating to such Loss (a "Claim Notice"). Each Claim

Notice shall specify the nature of the claim, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises, and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) or any reference to any provision of this Agreement or other instrument under which the claim arises shall affect the obligation of the Indemnifying Party unless such failure materially and adversely prejudices the Indemnifying Party. If such Loss relates to the commencement of any action or proceeding by a third person, the Indemnified Party shall give a Claim Notice to the Indemnifying Party regarding such action or proceeding and the Indemnifying Party shall be entitled to participate therein to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such action or proceeding, the Indemnifying Party shall not be liable (except to the extent the proviso to this sentence is applicable, in which event it will be so liable) to the Indemnified Party under this Section 7.3 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that each Indemnified Party shall have the right to employ separate counsel to represent it and assume its defense (in which case, the Indemnifying Party shall not represent it) if (i) upon the advice of counsel, the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (ii) in the event the Indemnifying Party has not assumed the defense thereof within ten (10) business days of receipt of notice of such claim or commencement of action, and in which case the fees and expenses of one such separate counsel shall be paid by the Indemnifying Party or (iii) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party. If any Indemnified Party employs such separate counsel it will not enter into any settlement agreement which is not approved by the Indemnifying Party, such approval not to be unreasonably withheld. If the Indemnifying Party so assumes the defense thereof, it may not agree to any settlement of any such claim or action as the result of which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party. In any action hereunder as to which the Indemnifying Party has assumed the defense thereof with counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the Indemnifying Party shall not be obligated hereunder to reimburse the Indemnified Party for the costs thereof.

                  (d) Except with respect to Losses which arise as a result of a claim based on an inaccuracy of a representation or the breach of a warranty which is known to a Seller to be false at the time such representation or warranty is made by such Seller (a "Purchaser Fraud Claim") for which there shall be no limit, in no event shall the aggregate liability of a Seller with respect to Losses exceed the aggregate amount of (i) $2.20 multiplied by the number of Transaction Shares of Common Stock purchased from such Seller, (ii) $2.20 multiplied by the number of Shares of Common Stock issuable upon conversion of each Transaction Share of Preferred Stock purchased from such Seller and (iii) $2.20 per share of Common Stock issuable upon exercise of each Warrant.

                  (e) Except with respect to Losses which arise as a result of a claim based on an inaccuracy of a representation or the breach of a warranty which is known to the Purchaser to be false at the time such representation or warranty is made by the Purchaser (a "Seller Fraud Claim") for which there shall be no limit, in no event shall the aggregate liability of the Purchaser to any Seller with respect to Losses exceed the aggregate amount of (i) $2.20 multiplied by the number of Transaction Shares of Common Stock purchased from such Seller, (ii) $.2.20 multiplied by the number of Transaction Shares of Common Stock issuable upon conversion of each Transaction Share of Preferred Stock purchase from such Seller, and (iii) $2.20 per share of Common Stock issuable upon exercise of each Warrant.

            7.4 Public Announcements. The Sellers will consult with the Purchaser before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or regulation.

            7.5 No Shop. Until the Closing or the termination of this Agreement in accordance with Section 6, neither the Sellers nor their respective affiliates nor any investment banker, attorney or accountant or other representative retained by the Sellers, shall solicit, or encourage the solicitation of, or enter into, negotiations of any type, directly or indirectly, or enter into a letter of intent or purchase agreement or other similar agreement with any person, firm or corporation other than the Purchaser with respect to the sale of any of the Shares or Warrants.

            7.6 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares and/or Warrants from time to time.

            7.7 Entire Agreement. This Agreement, the exhibits and schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

            7.8 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; provided that the overall intent of this Agreement is achieved.

            7.9 Amendment and Waiver.

                  (a) This Agreement may be amended or modified only upon the written consent of all the parties hereto.

                  (b) No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver.

            7.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. Any waiver, consent or approval of any kind or character on the Purchaser's part in connection with any breach, default or noncompliance under this Agreement, or any waiver on such party's part of any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

            7.11 Notices. All offers, notices, acceptances, requests of other communications hereunder shall be in writing and shall be delivered (i) in person, (ii) by certified or registered mail, return receipt requested, (iii) by Federal Express or other nationally recognized overnight courier service which issues confirmation of delivery or (iv) by confirmed facsimile transmission, to the Company, each Seller and the Purchaser at the addresses or facsimile numbers set forth below or to such other addresses or facsimile number, as applicable, as any party hereto may designate to the others in writing:

                  If to Sellers:

                  Peter Kikis
                  c/o Kikis Asset Management
                  720 Fifth Avenue, 9th Floor
                  New York, New York 10019
                  Facsimile: (212) 397-9728

                  Steven Sands
                  c/o Sands Brothers & Co., Ltd.
                  90 Park Avenue
                  New York, New York 10016
                  Facsimile: (212) 697-8035

                  with a copy to:

                  Curtin & Galt LLP
                  19 Hollywood Avenue
                  Albany, New York 12208
                  Attention: Germaine Curtin, Esq.
                  Facsimile: (518) 459-5487

                  and

                  Littman Krooks Roth & Ball P.C.
                  655 Third Avenue, 20th Floor
                  New York, New York 10017
                  Attention: Mitchell Littman, Esq.
                  Facsimile: (212) 490-2990

                  If to Purchaser

                  Reliance Security Group plc
                  Boundary House
                  Cricket Field Road
                  Uxbridge, Middlesex UB8 1QG
                  Attention: Geoff Haslehurst
                  Facsimile: 011441895205090

                  with a copy to:

                  Rosenman & Colin LLP
                  575 Madison Avenue
                  New York, NY 10022
                  Attention: Howard S. Jacobs, Esq.
                             Wayne Wald, Esq.
                  Facsimile: 212 940 8776

Any such notice shall be deemed to be given (i) when delivered, if delivered personally or by Federal Express or other nationally recognized overnight courier service, (ii) on the third Business Day after the date of mailing, if sent by certified or registered mail or (iii) upon confirmation of receipt, if delivered by facsimile transmission.

            7.12 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

            7.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

            7.14 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

            7.15 Other Remedies. In addition to those remedies specifically set forth herein, if any, either party hereto may proceed to protect and enforce its rights under this Agreement either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. No right or remedy conferred upon or reserved to either party or the holder of Shares under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given under this Agreement or now and hereafter existing under applicable law. Every right and remedy given by this Agreement or by applicable law to either party hereto or the holders of Shares may be exercised from time to time and as often as may be deemed expedient by the holders.

            7.16 Further Assurances. At any time or from time to time for a reasonable period following the Closing, the Company and the Purchaser agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the Acquisition and the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

            7.17 Facsimile Signatures. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requires it.

            7.18 Risk of Revocation of Discretionary Authority. The parties understand and agree that certain Sellers' discretionary authority over the Shares may be revoked at any time and further agree that such Seller shall have no liability for any representations, warranties, covenants, obligations or agreements with respect to Shares for which his discretionary authority has been revoked at any time prior to the Closing hereunder.

            7.19 Adjustment. All dollar amounts and share numbers set forth herein shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Company Common Stock and/or Preferred Stock, between the date of this Agreement and the Closing Date, to the extent appropriate.

                [Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

                                        PURCHASER:

                                        RELIANCE SECURITY GROUP PLC

                                        By: /s/ Geoff P. Haslehurst
                                           -------------------------------------
                                        Name:  Geoff P. Haslehurst
                                        Title: Finance Director


                                        SELLERS:

                                        /s/ Peter Kikis
                                        ----------------------------------------
                                        Peter Kikis

                                        /s/ Thomas Kikis
                                        ----------------------------------------
                                        Thomas Kikis


                                        THE KIKIS FAMILY FOUNDATION


                                        By: /s/ Peter Kikis
                                           -------------------------------------
                                           Name: Peter Kikis
                                           Title:

                                        THE PERSONS LISTED ON SCHEDULE
                                        B-1 HERETO

                                        /s/ Thomas Kikis
                                        ----------------------------------------
                                        By: Thomas Kikis, as Attorney-in-Fact

                                        /s/ Sarah Leifer
                                        ----------------------------------------
                                        Sarah Leifer

                                        /s/ Murray Leifer
                                        ----------------------------------------
                                        Murray Leifer

                                        /s/ Michael Leifer
                                        ----------------------------------------
                                        Michael Leifer

                                        /s/ Jane Lenehan
                                        ----------------------------------------
                                        Jane Lenehan

                                        /s/ Donald Radcliffe
                                        ----------------------------------------
                                        Donald Radcliffe

                                        THE PERSONS LISTED ON SCHEDULE
                                        B-2(a) HERETO

                                        /s/ Martin Sands
                                        ----------------------------------------
                                        By: Martin Sands, as Attorney-in-Fact


                                        THE PERSONS LISTED ON SCHEDULE B-2(b)
                                        HERETO

                                        /s/ Steven Sands
                                        ----------------------------------------
                                        By: Steven Sands, as Attorney-in-Fact


                                        KATIE & ADAM BRIDGE PARTNERS,
                                        L.P.

                                        By: /s/ Steven Sands
                                           -------------------------------------
                                           Name:
                                           Title:


                                        OWL-1 PARTNERS, L.P.

                                        By: /s/ Steven Sands
                                           -------------------------------------
                                           Name:
                                           Title:

                                        /s/ Lloyd Saunders
                                        ----------------------------------------
                                        Lloyd Saunders

                                        /s/ Robert Rosan
                                        ----------------------------------------
                                        Robert Rosan

                                   SCHEDULE A

                                  SCHEDULE B-1

Deltec Pan American
Arthur Byrnes
Urania Perakos
Douglas Kaye
Lisa Grover
Charles Kontulis
Charles Kontulis IRA
Elizabeth Kontulis
Richard Cundiff
Richard J. Schwartz
Richard J. Schwartz Trust
Walter Tritell
Jeanette Andersen
Andersen Group
Alex Laughlin
Judy Laughlin
Phil Cocke
Donna Cocke

                                 SCHEDULE B-2(a)

Lexus Industries
Joseph Preblod
Roger Gimbel
Lowell Dubrow
Rollin Dick
Yair Green
Gloria Heinen
William Lewis
Wendy Williams
Stanford Baratz
March Investment Limited Partnership
Sherman Henderson

                                 SCHEDULE B-2(b)

Ronald Olson